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                                                                     EXHIBIT 5.1





                                             November 15, 1996



Wilshire Financial Services Group Inc.
1776 SW Madison Street
Portland, OR 97205

Ladies and Gentlemen:

     You have requested our opinion in connection with the filing by Wilshire Financial Services Group Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to 1,725,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") and $50 million aggregate principal amount of Notes due 2003 (the "Notes").

     We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

     Based on the foregoing, and in reliance thereon, we are of the opinion that:

     1. The Shares (to the extent issued and sold by the Company) have been duly authorized and, when issued and delivered in accordance with the underwriting agreement as described in the Registration Statement, will be legally issued, fully paid and non-assessable; and

     2. The Notes to be offered and issued by the Company have been duly authorized and, when executed and authenticated in accordance with the terms of the Indenture between the Company and Bankers Trust Company, as trustee, substantially in the form filed as an exhibit to the Registration Statement, pursuant to which they will be issued, and upon delivery against payment therefor, will be validly issued and constitute binding obligations of the Company, except as the enforceability thereof may be limited by
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bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.

     We are admitted to the bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                         Very truly yours,


                                         /S/  PROSKAUER ROSE GOETZ &
                                              MENDELSOHN LLP